Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR (612) 291-6115 or kelly.groehler@bestbuy.com	Charles Marentette, Senior Director of Investor Relations (612) 291-6184 or charles.marentette@bestbuy.com Carla Haugen, Director of Investor Relations (612) 291-6146 or carla.haugen@bestbuy.com

Best Buy’s December Revenue
Rises 15% to $6.6 Billion;
Comparable Store Sales Rise 7.0%

December Revenue Summary – Fiscal 2007

(U.S. dollars in billions)

	Revenue	Revenue Gain	Comparable Store Sales Gain[1]
Total Company	$6.6	15%	7.0%
Domestic Segment	$5.6	12%	6.1%
International Segment[2]	$1.0	32%	12.9%

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

2 The effect of fluctuations in foreign currency exchange rates accounted for less than one-tenth of the international segment’s revenue gain for the fiscal month. Consistent with prior presentations, results from operations in China are reported on a two-month lag basis.

MINNEAPOLIS, Jan. 5, 2007 — Best Buy Co., Inc. (NYSE: BBY) today reported that revenue for the fiscal month ended Dec. 30, 2006, rose 15 percent to $6.6 billion, which was better than the company expected, compared with $5.7 billion in revenue for the fiscal month ended Dec. 31, 2005. The revenue increase for the five-week period reflected the impact of a better-than-expected comparable store sales gain of 7.0 percent, the addition of 80 new store openings in the past 12 months and the acquisition of 131 Five Star stores as well as 14 Pacific Sales stores in the past 12 months. The company attributed the gain to its employees’ solid execution of the holiday plan, which also drove a higher conversion rate (the percentage of customers who make a purchase). The comparable store sales gain came on top of a 5.8-percent comparable store sales gain for the prior year’s period.

Brad Anderson, vice chairman and chief executive officer, stated, “We had exceptional results across the company. We had particularly strong results from our Canadian stores, driven by effective dual branding. We also saw continued strength from our online business, as we offer customers a choice in how and when they want to interact with us — in the store, in their home, on the phone or on the Web. In addition, our investments in faster checkouts, improved in-stock levels and marketing appear to be paying off for us. Overall, our employees did an outstanding job of identifying and responding to customers’ unique needs.”

December Highlights

•                  The domestic segment generated $5.6 billion in revenue for fiscal December, an increase of 13 percent. The revenue gain reflected a comparable store sales gain of 6.1 percent, the addition of 78 stores in the past 12 months and the acquisition of Pacific Sales.

•                  The company’s international segment—which includes Future Shop and Best Buy stores in Canada as well as Five Star stores in China—increased its fiscal December revenue by 32 percent to $1.0 billion. The increase was driven by the acquisition of Five Star, a comparable store sales gain of 12.9 percent in Canada and new store openings. Boxing Day results in Canada were particularly strong with a solid double-digit comparable store sales gain. The company cited its dual branding strategy and efforts to differentiate the two brands as drivers of the significant revenue growth.

•                  The company’s revenue from its Web sites grew approximately 33 percent for the fiscal month, as more consumers shopped online and opted for the convenience of in-store pickup. Traffic at the company’s Web sites and call centers rose significantly for the month.

•                  Comparable store sales were particularly strong in flat-panel TVs, video gaming, MP3 players and notebook computers.

•                  Memberships in Reward Zone, a U.S. customer loyalty program, increased to 15 million, up 24 percent from the end of the fiscal 2007 third quarter.

Demand For Consumer Electronics Bolsters Results

	Revenue Mix Summary		Comparable Store Sales
	Fiscal Month Ended		Fiscal Month Ended
Product Group	Dec. 30, 2006	Dec. 31, 2005	Dec. 30, 2006	Dec. 31, 2005
Consumer Electronics	49%	47%	11.4%	13.5%
Home Office	23%	26%	(2.1)%	1.7%
Entertainment Software	24%	23%	8.8%	(3.6)%
Appliances	4%	4%	(2.7)%	7.7%
Total	100%	100%	7.0%	5.8%

Brian Dunn, Best Buy’s president and COO, commented, “We enhanced our home theater experience at more than 300 stores in the past year, and we are confident in our belief that we are continuing to gain market share. The investments we made in our systems and inventory in-stock levels, coupled with our investments in home theater, have put us in an outstanding position to meet customers’ growing appetite for a high-definition home theater experience. I’d like to thank our employees — and our vendor partners — for focusing on customer needs and leveraging the best of the company to aim our resources squarely at the customers’ experience. This work exemplifies what it means to be customer centric.”

The consumer electronics product group had the strongest growth, posting a comparable store sales gain of 11.4 percent. The growth of this product group was driven by a high double-digit comparable store sales gain in flat-panel TVs, due to continued consumer interest and an improved home theater experience. The consumer electronics category also benefited from a double-digit comparable store sales gain in MP3 players and accessories. These areas of strength overcame declines in comparable store sales of tube and projection TVs as well as DVD players. The 2.1-percent comparable store sales decrease in the home office product group reflected continued declines in printers and desktop computers. The decrease was partially offset by continued growth in notebook computers and services. The entertainment software product group posted a comparable store sales increase of 8.8 percent, as strong gains in video gaming more than offset continued softness in CDs and DVDs. Gaming delivered a solid double-digit comparable store sales gain, reflecting the addition of new platforms and a variety of price points. The appliances product group reported a comparable store sales decline of 2.7 percent, compared with last year’s comparable store sales gain of 7.7 percent. Gift card issuance during the period increased by the mid-single-digits. Revenue from Best Buy gift cards, which carry no expiration date or hidden fees, is not recognized until the cards are redeemed.

For the first 10 months of fiscal 2007, the company reported revenue of $29.6 billion, an increase of 14 percent, reflecting the addition of new stores, a 5.0-percent comparable store sales gain as well as acquisitions. The comparable store sales gain for the 10-month period included a gain of 4.2 percent for the domestic segment and a gain of 11.0 percent for the international segment.

During the fiscal month of December, the company opened one Five Star store with 22,000 square feet, and closed one Five Star store with 25,000 square feet. At the end of December, the company operated 812 U.S. Best Buy stores with 33 million square feet and 47 Canadian Best Buy stores with 1.2 million square feet. It also operated 121 Future Shop stores with 2.5 million square feet in Canada and 133 Five Star stores with 4.5 million square feet in China. Including the company’s Geek Squad, Magnolia Audio Video and Pacific Sales stores, Best Buy’s retail footprint at period end totaled 41.7 million square feet.

On Dec. 28, 2006, the company also opened its first Best Buy store in Shanghai, China, with 86,000 square feet. As previously reported, results from China’s operations, as well as store counts and square footage, are reported on a two-month lag basis. Therefore, revenue from the recent opening of the Shanghai store is not included in fiscal 2007 December results.

Company Updates Guidance to Top of the Range

Darren Jackson, executive vice president — finance and CFO, said, “Our December revenue results were better than we expected, thanks to solid execution by our employees. December continued to be a competitive environment with results starting out strong and finishing on a solid note as well. Our domestic business benefited from effective promotional strategies and strong retail execution, plus better-than-expected growth from our online channel. Our international business continued its strong year-over-year growth with both the Future Shop and Best Buy brands posting double-digit comparable store sales gains. Both brands are outperforming our plans and are a reflection of the team’s dedication to satisfying their respective customers uniquely.”

Jackson continued, “While our revenue comparisons are more difficult in January and February, we are on track to achieve annual revenue growth approaching 16 percent, including a comparable store sales gain of approximately 5 percent. We anticipate operating profit rate expansion of approximately 30 basis points as compared to fiscal 2006. Based on those assumptions and December’s results, we are projecting fiscal 2007 diluted earnings per share of $2.70 to $2.80, an average increase of 21 percent from fiscal 2006.”

As previously reported, Best Buy’s current fiscal year includes 53 weeks; an additional week of business adds, on average, a revenue increase of approximately 2 percent for the company. The retailer noted that the incremental week (which occurs at the end of February) is expected to increase this fiscal year’s earnings by approximately $0.05 per diluted share. This benefit continues to be incorporated in the company’s earnings guidance for fiscal 2007.

On April 4, 2007, the company expects to report fourth-quarter earnings, along with its initial earnings guidance for fiscal 2008.

Best Buy’s financial results and other news releases can be found on the Internet at the company’s Web site, www.BestBuy.com by clicking on the “For Our Investors” link, or accessed via Business Wire’s Web site at www.businesswire.com.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 10, 2006, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) operates a global portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through more than 1,150 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com, BestBuy.ca and BestBuy.com.cn), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com) and Jiangsu Five Star Appliance Co. (Five-Star.cn). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.

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